Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP
150 EAST 42ND STREET
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

July 31, 2013
To: China Commercial Credit, Inc.
No. 1688, Yunli road, Tongli
Wujiang, Jiangsu Province
People’s Republic of China

Re: Registration Statement on Form S-1 (File No. 333-189186)

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by China Commercial Credit, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offering and sale of (i) 1,925,000 shares of common stock (the "Common Stock"), par value $0.001 per share (the “IPO Shares”) of the Company, and 288,750 shares (the “Over-allotment Shares” together with the IPO shares, collectively as the “Public Shares”) of Common Stock, which may be sold upon exercise of a 45-day option granted to Burnham Securities Inc. (the “Representative”) and Axiom Capital Management, Inc. (collectively, the “Underwriters”) to cover over-allotments, if any, (ii) a Representative’s Warrant (the “Warrant”) to purchase 134,750 shares of Common Stock issued in connection with this offering, and (iii) 134,750 shares (the “Warrant Shares”) of Common Stock issuable by the Company upon the exercise of the Warrant.

We have acted as counsel for the Company in connection with the issuance of the Public Shares and Warrant. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

1.           Common Stock. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the Public Shares will be validly issued, fully paid and non-assessable.

2.           Representative’s Warrant and Warrant Shares.  When the Registration Statement becomes effective under the Act and when the Warrant is duly executed, issued and delivered to the Representative, such Warrant will be the legally binding obligation of the Company in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and such Warrant will be duly issued, fully paid and non-assessable. The Warrant Shares, when duly issued, delivered, sold and paid for upon exercise of such Warrant, will be validly issued, fully paid and non-assessable.

July 31, 2013

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.  We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP